EXHIBIT 4(o)(2)

[PACIFIC LIFE LOGO]
Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
A Stock Company

INCOME ACCESS RIDER

Pacific Life Insurance Company has issued this Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

The examples provided under this Rider are based on certain assumptions and are for illustrative purposes only. They have been provided to assist in understanding the benefits provided by this Rider.

Definition of Terms – Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:

Protected Payment Amount – The maximum amount that can be withdrawn under this Rider each Contract Year without causing recalculation of the Protected Payment Base. The Protected Payment Amount is an annual amount equal to the lesser of Remaining Protected Balance or 7% of the Protected Payment Base. The Protected Payment Amount for a Contract Year is determined at the beginning of that Contract Year and will remain unchanged throughout that Contract Year.

Protected Payment Base – An amount used to determine the Protected Payment Amount. Initially, this amount is equal to the Initial Purchase Payment, if this Rider is effective on the Contract Date; or the Contract Value, if this Rider is effective on a Contract Anniversary. The Protected Payment Base will remain unchanged except as otherwise described under the provisions of this Rider.

Remaining Protected Balance – The amount available for future withdrawals made under this Rider.

Step-Up – An increase in the Remaining Protected Balance to an amount equal to 100% of the Contract Value, determined as of a Step-Up Date.

Step-Up Date – Any Contract Anniversary beginning with the fifth (5th) anniversary of the Effective Date of this Rider on which you elect a Step-Up in the Remaining Protected Balance.

Income Access – You have purchased an Income Access Rider. Subject to the terms and conditions described herein, this Rider allows for withdrawals of the Protected Payment Amount each Contract Year, regardless of market performance, until the Remaining Protected Balance equals zero.

For purposes of this Rider, the term “withdrawal” includes any applicable withdrawal charges and charges for premium taxes and/or other taxes, if applicable. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.

This Rider also provides that if, on any Contract Anniversary beginning with the fifth (5th) anniversary of the Effective Date of this Rider, the Contract Value is greater than the Remaining Protected Balance, you may elect to Step-Up the Remaining Protected Balance to an amount equal to 100% of the Contract Value.

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This Rider may be purchased on the Contract Date or on any subsequent Contract Anniversary, provided: (a) the age of each Annuitant is 85 years or younger on the date of purchase; and (b) the entire Contract Value is invested according to an asset allocation program established and maintained by us for this Rider. The date of purchase is the Effective Date of this Rider as shown on Page 6.

Income Access Charge – An annual charge (Income Access Charge) for expenses related to this Rider will be deducted from the Investment Options on a proportionate basis relative to the Account Value in each such Investment Option. The Income Access Charge will be deducted, in arrears, on each Contract Anniversary that this Rider remains in effect.

If this Rider terminates for reasons other than for death or annuitization, the entire Income Access Charge for the Contract Year will be deducted from the Contract Value on the day the Rider terminates.

The Income Access Charge is equal to [0.40%] (not to exceed a maximum charge of 0.75%) multiplied by the Contract Value on the day the charge is deducted. The Income Access Charge established on the Effective Date of this Rider will not change, unless you elect a Step-Up in the Remaining Protected Balance.

Any portion of the Income Access Charge we deduct from any of our fixed-rate General Account options (if available under the Contract) will not be greater than the annual interest credited in excess of the option’s minimum guaranteed interest rate.

Determining Initial Values – The Protected Payment Base, Remaining Protected Balance and Protected Payment Amount are initially set on the Effective Date of this Rider.

If this Rider is effective on the Contract Date, the Protected Payment Base and Remaining Protected Balance are set equal to the Initial Purchase Payment.

If this Rider is effective on a Contract Anniversary, the Protected Payment Base and Remaining Protected Balance are set equal to the Contract Value on that Contract Anniversary.

The Protected Payment Amount on the Effective Date of this Rider is set equal to 7% of the Protected Payment Base.

Once set, the Protected Payment Base and Protected Payment Amount will remain unchanged, provided no subsequent Purchase Payments are received after the Rider’s Effective Date, the total amount withdrawn each Contract Year does not exceed the Protected Payment Amount and the Remaining Protected Balance is greater than 7% of the Protected Payment Base at each Contract Anniversary.

Example #1 – Illustration of the initial values on the Effective Date based on an Initial Purchase Payment of $100,000.

Contract Years	Purchase Payments Received	Withdrawal Amount	Contract Value After Activity	Protected Payment Base (PPB)	Protected Payment Amount (7% of PPB)	Remaining Protected Balance

Beginning of Year 1	$100,000			$100,000	$7,000	$100,000

Subsequent Purchase Payments – Subsequent Purchase Payments received after the Effective Date of this Rider will result in an adjustment to the Protected Payment Base, Remaining Protected Balance and Protected Payment Amount.

Immediately following receipt of a Purchase Payment, we will increase the Protected Payment Base and Remaining Protected Balance by the amount of the Purchase Payment. The Protected Payment Amount will remain unchanged until the Contract Anniversary following receipt of the Purchase Payment, when the Protected Payment Amount for the new Contract Year is determined.

For purposes of this Rider, we reserve the right to restrict subsequent Purchase Payments.

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Example #2 – Illustration of an additional Purchase Payment received after the Effective Date of the Rider but within the same Contract Year and its effect on the

Protected Payment Base and Remaining Protected Balance.

Contract Years	Purchase Payments Received	Withdrawal Amount	Contract Value After Activity	Protected Payment Base (PPB)	Protected Payment Amount (7% of PPB)	Remaining Protected Balance

Beginning of Year 1	$100,000			$100,000	$7,000	$100,000

Activity	$20,000		$122,000	$120,000		$120,000

Beginning of Year 2				$120,000	$8,400	$120,000

In addition to Purchase Payments, the Contract Value is further subject to increases and/or decreases during a Contract Year as a result of additional amounts credited, charges, fees and other deductions and increases and/or decreases in the investment performance of the Variable Account.

Withdrawal of Protected Payment Amount – While this Rider is in effect, you may make cumulative withdrawals up to the Protected Payment Amount each Contract Year without any adjustment to the Protected Payment Base, regardless of market performance, until the Remaining Protected Balance equals zero. Such withdrawals may be taken in a lump sum, in multiple withdrawals or in a series of pre-authorized withdrawals within the Contract Year.

Any portion of the Protected Payment Amount not withdrawn during a Contract Year may not be carried over to the next Contract Year.

If a withdrawal does not cause the total amount withdrawn during the Contract Year to exceed the Protected Payment Amount, the Protected Payment Base will remain unchanged. The Remaining Protected Balance will decrease by the withdrawal amount immediately following the withdrawal.

Example #3 – Illustration of cumulative withdrawals during the second Contract Year not exceeding the Protected Payment Amount established for that Contract Year.

Contract Years	Purchase Payments Received	Withdrawal Amount	Contract Value After Activity	Protected Payment Base (PPB)	Protected Payment Amount (7% of PPB)	Remaining Protected Balance

Beginning of Year 1	$100,000			$100,000	$7,000	$100,000

Activity	$20,000		$122,000	$120,000		$120,000

Beginning of Year 2				$120,000	$8,400	$120,000

Activity		$8,400	$110,600			$111,600

Beginning of Year 3				$120,000	$8,400	$111,600

If a withdrawal causes the total amount withdrawn during the Contract Year to exceed the Protected Payment Amount, we will reset the Protected Payment Base and Remaining Protected Balance immediately following the withdrawal to the lesser of:

(a)	the Contract Value immediately after the withdrawal; or

(b)	the Remaining Protected Balance immediately prior to the withdrawal, less the withdrawal amount.

The Protected Payment Amount will remain unchanged until the Contract Anniversary following the withdrawal when the Protected Payment Amount for the new Contract Year is determined.

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Example #4 – Illustration of cumulative withdrawals during the third Contract Year exceeding the Protected Payment Amount established for that Contract Year and its effect on the Protected Payment Base and Remaining Protected Balance.

Contract Years	Purchase Payments Received	Withdrawal Amount	Contract Value After Activity	Protected Payment Base (PPB)	Protected Payment Amount (7% of PPB)	Remaining Protected Balance

Beginning of Year 1	$100,000			$100,000	$7,000	$100,000

Activity	$20,000		$122,000	$120,000		$120,000

Beginning of Year 2				$120,000	$8,400	$120,000

Activity		$8,400	$110,600			$111,600

Beginning of Year 3				$120,000	$8,400	$111,600

Activity (Withdrawal)		$8,400	$103,600			$103,200

Activity (Withdrawal)		$5,000	$94,000	$94,000		$94,000

Beginning of Year 4				$94,000	$6,580	$94,000

Because the $5,000 withdrawal causes the cumulative withdrawals to exceed the Protected Payment Amount, the Protected Payment Base and Remaining Protected Balance immediately after the withdrawal are reset to the lesser of: (a) the Contract Value immediately after the withdrawal ($94,000); or (b) the Remaining Protected Balance immediately prior to the withdrawal, less the withdrawal amount ($103,200—$5,000 = $98,200).

A withdrawal may not exceed the amount available for withdrawal under the Contract, if such withdrawal would cause the cumulative withdrawals for that Contract Year to exceed the Protected Payment Amount and reduce the Contract Value to zero.

If, immediately after a withdrawal: (a) the cumulative withdrawals for that Contract Year do not exceed the Protected Payment Amount; and (b) the Contract Value is reduced to zero, the following will apply:

•	the Protected Payment Amount will be paid under a series of pre-authorized withdrawals under a payment frequency, as elected by you, but no less frequently than annually, until the Remaining Protected Balance is reduced to zero;

•	no additional Purchase Payments will be accepted under the Contract;

•	any Remaining Protected Balance will not be available for payment in a lump sum or may not be applied to provide payments under an Annuity Option; and

•	the Contract will cease to provide any death benefit.

If the Owner or sole surviving Annuitant dies and the Contract Value is zero as of the date of death, any Remaining Protected Balance will be paid to the designated Beneficiary under the series of pre-authorized withdrawals and payment frequency then in effect at the time of the Owner’s or sole surviving Annuitant’s death.

Election of Step-Up in Remaining Protected Balance – You may, on any Contract Anniversary beginning with the fifth (5th) anniversary of the Effective Date of this Rider and before the Annuity Date, elect to Step-Up the Remaining Protected Balance to an amount equal to 100% of the Contract Value as of the Step-Up Date.

The Income Access Charge may change if you elect a Step-Up. However, the Income Access Charge will never exceed the Income Access Charge then being offered for this same benefit under newly issued riders. If the Remaining Protected Balance is never stepped-up, the Income Access Charge established on the Effective Date of this Rider is guaranteed not to change.

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The election to Step-Up the Remaining Protected Balance must be received, in a form satisfactory to us, at our Service Center within thirty (30) days after the Contract Anniversary on which the Step-Up is effective.

On each Step-Up Date, we will:

(a)	reset the Remaining Protected Balance to an amount equal to 100% of the Contract Value on the Step-Up Date;

(b)	reset the Protected Payment Base to an amount equal to the reset Remaining Protected Balance; and

(c)	reset the Protected Payment Amount to equal 7% of the reset Protected Payment Base.

Once a Step-Up has been elected and is in effect, another Step-Up may not be elected until on or after the fifth (5th) anniversary of the latest Step-Up Date. We will provide you with written confirmation of your Step-Up election.

Your election to Step-Up the Remaining Protected Balance may result in a reduction in the Protected Payment Base and Protected Payment Amount.

Example #5 – Illustration of a Step-Up in the Remaining Protected Balance at the Beginning of Contract Year 7 (Step-Up Date). This illustration further assumes that cumulative withdrawals for Contract Years 4, 5 and 6 do not exceed the Protected Payment Amount and no additional Purchase Payments are made during these Contract Years.

Contract Years	Purchase Payments Received	Withdrawal Amount	Contract Value After Activity	Protected Payment Base (PPB)	Protected Payment Amount (7% of PPB)	Remaining Protected Balance

Beginning of Year 4				$94,000	$6,580	$94,000

Activity (Withdrawal)		$6,580				$87,420

Beginning of Year 5				$94,000	$6,580	$87,420

Activity (Withdrawal)		$6,580				$80,840

Beginning of Year 6				$94,000	$6,580	$80,840

Activity (Withdrawal)		$6,580				$74,260

Beginning of Year 7 (Balances immediately prior to the Step-Up)			$85,000	$94,000	$6,580	$74,260

Activity (Step-Up effected)

Beginning of Year 7 (Balances immediately after the Step-Up)			$85,000	$85,000	$5,950	$85,000

Because the Contract Value ($85,000) on the Step-Up Date is greater than the Remaining Protected Balance ($74,260) (see balances immediately prior to the Step-Up), the Step-Up election: (a) resets the Remaining Protected Balance to equal the Contract Value; (b) resets the Protected Payment Base to equal the reset Remaining Protected Balance, resulting in a reduction in the Protected Payment Base; and (c) resets the Protected Payment Amount to equal 7% of the reset Protected Payment Base ($85,000 x 7% = $5,950), resulting in a reduction in the Protected Payment Amount (see balances immediately after the Step-Up).

Continuation of Rider if Surviving Spouse Continues Contract – If the Owner dies while this Rider is in effect and if the surviving spouse of the deceased Owner elects to continue the Contract in accordance with its terms, then the provisions of this Rider will continue, unless otherwise terminated.

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Termination of Rider – Except as otherwise provided under the Continuation of Rider if Surviving Spouse Continues Contract provision of this Rider, this Rider will automatically terminate on the earliest of the dates indicated below:

(a)	the Contract Anniversary immediately following the day any portion of the Contract Value is no longer invested according to an asset allocation program established and maintained by us for this Rider;

(b)	the Contract Anniversary immediately following the day the Remaining Protected Balance is reduced to zero;

(c)	the day of the first death of an Owner or the date of death of the sole surviving Annuitant, except as otherwise provided in the paragraph below;

(d)	the day the Contract is terminated in accordance with the provisions of the Contract, except as otherwise provided in the paragraph below; or

(e)	the Annuity Date.

This Rider and the Contract will not terminate under subparagraphs (c) and (d) above, if at the time of these events, the Contract Value is zero and we are making pre-authorized withdrawals of the Remaining Protected Balance, as described in the Withdrawal of Protected Payment Amount provision of this Rider. In this case, the Rider and Contract will terminate as described in sub-paragraph (b) above.

Effective Date – This Rider is effective on the Contract Date, unless a later date is shown below.

Effective Date:    [date]

All other terms and conditions of the Contract remain unchanged by this Rider.

PACIFIC LIFE INSURANCE COMPANY

/s/ Thomas C. Sutton	/s/ Audrey L. Milfs
Chairman and Chief Executive Officer	Secretary

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